Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements of Emdeon Inc. on Form S-8 (No. 333-161266) pertaining to the Emdeon Inc. 2009 Equity Incentive Plan and on Form S-8 (No. 333-167742) pertaining to the Emdeon Inc. Employee Stock Purchase Plan of our reports dated March 10, 2011 with respect to the consolidated financial statements and schedules of Emdeon Inc. and the effectiveness of internal control over financial reporting of Emdeon Inc., included in this Annual Report (Form 10-K) of Emdeon Inc. for the year ended December 31, 2010.
/s/ ERNST & YOUNG LLP
Nashville, Tennessee
March 10, 2011